Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Twelve Months Ended December 31,
2011
Annual Revenues Up by 75%, Net Income by 176%

HOUSTON, Texas – February 2, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31, 2011. The Company reported net income of $87.6 million, or $0.56 per share, for the fourth quarter of 2011, compared to net income of $53.9 million, or $0.35 per share, for the quarter ended December 31, 2010. Revenues for the fourth quarter of 2011 were $725 million, compared to $506 million for the fourth quarter of 2010.

The Company reported net income of $322 million, or $2.06 per share, for the twelve months ended December 31, 2011, compared to net income of $117 million, or $0.76 per share, for the twelve months ended December 31, 2010. Revenues for the twelve months ended December 31, 2011 were $2.6 billion, compared to $1.5 billion for 2010.

The financial results for the three months ended December 31, 2011 include pretax impairment charges of $11.3 million ($7.1 million after-tax) from the retirement of thirty-one of the Company’s rigs. The financial results for the twelve months ended December 31, 2011 include pretax impairment charges of $15.7 million ($10.0 million after-tax), from the retirement of fifty-three of the Company’s rigs. Components from these rigs are available as spare parts to support other rigs in the fleet. These retirements reduced net income per share for the three and twelve months ended December 31, 2011 by $0.05 and $0.06, respectively.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Activity in our drilling business continued to increase in the fourth quarter, as our average number of rigs operating increased to 232, including 220 in the United States and 12 in Canada. This compares to an average of 221 rigs operating in the third quarter of 2011, including 209 in the United States and 12 in Canada.”

Mr. Wall added, “Average revenue per operating day for the fourth quarter of 2011 increased by $540 to $21,980, compared to $21,440 for the third quarter of 2011. Average direct operating costs per operating day for the fourth quarter of 2011 decreased to $12,700 from $12,980 for the third quarter of 2011, primarily as a result of repairs and maintenance costs decreasing from the unusually high level experienced in the third quarter. Average margin per operating day for the fourth quarter of 2011 increased by $820 to $9,280, compared to $8,460 for the third quarter of 2011.

“Demand for our rigs continues to be strong and our rig count has continued to increase. We expect to average approximately 241 rigs operating in January, comprised of 225 in the United States and 16 in Canada.

“We have continued to increase our contract coverage and currently have long-term contracts providing for approximately $1.8 billion of dayrate drilling revenue for 2012 and beyond. Based on contracts currently in place, we expect to have an average of approximately 120 rigs operating under long-term contracts during 2012, including an average of approximately 131 rigs in the first quarter.

“We completed 7 new Apex™ rigs during the fourth quarter, bringing our 2011 total to 25 new rigs. We expect to complete an additional 30 new Apex™ rigs in 2012, of which 13 are currently under long-term contract.

“In the fourth quarter, our pressure pumping business achieved sequential increases in revenue and operating income of 7% and 2%, respectively. Fourth quarter revenue growth was disappointing, as a result of certain customer specific delays, and less demand for short notice work late in the quarter. The soft demand during late fourth quarter in our northeast pressure pumping business has continued in the first quarter, but we are expecting all crews to be active by the end of the quarter.

“We took delivery of approximately 200,000 horsepower of new fracturing equipment during 2011, including 58,750 horsepower that was delivered at the end of the year. The northeast portion of the horsepower delivered at the end of the year is expected to start work late in the first quarter. Our pressure pumping fleet ended the year at approximately 631,000 horsepower. We expect to take delivery of an additional 140,000 horsepower in 2012,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Highlights of 2011 included: a 75% increase in revenue, an 80% increase in EBITDA and 176% increase in net income. We also completed construction of 25 new Apex™ rigs and took delivery of approximately 200,000 horsepower of pressure pumping equipment. The continued highgrading of our rig fleet and growth in our pressure pumping business, combined with appreciable investments in people, safety and training, have had a transformational effect on the Company over the past few years.

“As we look forward, we know that our investors and customers are concerned about the effects on our industry of current unusually low gas prices. As we now see it, increased activity in oil and liquids rich areas, driven by high oil prices, is likely to offset most if not all of the rigs and pressure pumping equipment that may become available as a result of lower natural gas related activity.

“Our exposure to low natural gas prices is mitigated by our long-term contract coverage. We currently have less than 30 rigs drilling for dry gas under contracts that are well-to-well or that have an initial term of less than one year. Moreover, in pressure pumping, the majority of our fracturing horsepower is located in oil and liquids rich areas. In addition, approximately 30% of our fracturing horsepower is under take-or-pay term contracts.

“Given the strength and flexibility of our balance sheet, term contract coverage, together with our experience in dealing with industry changes, we are well positioned for 2012,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on March 30, 2012 to holders of record as of March 15, 2012.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2011 is scheduled for February 2, 2012 at 9:00 a.m. Central Time. The dial-in information for participants is 800-901-5217 (Domestic) and 617-786-2964 (International). The Passcode for both numbers is 32956340. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through February 16, 2012 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through February 6, 2012. The Passcode for both telephone numbers is 15517412.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 330 marketable land-based drilling rigs and operates primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUES	$724,647	$505,678	$2,565,943	$1,462,931
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	438,496	300,623	1,543,791	897,798
Depreciation, depletion, amortization and impairment	127,602	93,563	437,279	333,493
Selling, general and administrative	15,590	15,551	64,271	53,042
Net gain on asset disposals	(941)	(872)	(4,999)	(22,812)
Provision for bad debts	—	(500)	—	(2,000)
Acquisition related expenses	—	2,485	—	2,485

Total costs and expenses	580,747	410,850	2,040,342	1,262,006

OPERATING INCOME	143,900	94,828	525,601	200,925

OTHER INCOME (EXPENSE)
Interest income	52	43	187	1,674
Interest expense	(4,414)	(3,761)	(15,652)	(12,772)
Other	10	418	582	927

Total other expense	(4,352)	(3,300)	(14,883)	(10,171)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	139,548	91,528	510,718	190,754
INCOME TAX EXPENSE	51,953	36,718	187,938	72,856

INCOME FROM CONTINUING OPERATIONS	87,595	54,810	322,780	117,898
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(956)	(367)	(956)

NET INCOME	$87,595	$53,854	$322,413	$116,942

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.56	$0.36	$2.08	$0.77
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.01)	$0.00	$(0.01)
NET INCOME	$0.56	$0.35	$2.08	$0.76
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.56	$0.35	$2.06	$0.76
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.01)	$0.00	$(0.01)
NET INCOME	$0.56	$0.35	$2.06	$0.76
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	154,493	153,037	153,871	152,772

Diluted	155,268	153,907	155,304	153,276

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.20	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Contract Drilling:
Revenues	$468,917	$340,428	$1,669,581	$1,081,898
Direct operating costs (excluding depreciation)	$270,907	$196,230	$972,778	$655,678
Selling, general and administrative	$1,575	$1,463	$6,408	$5,279
Depreciation and impairment	$101,714	$74,531	$344,312	$280,458
Operating income	$94,721	$68,204	$346,083	$140,483
Operating days – United States	20,250	16,745	74,868	58,150
Operating days – Canada	1,086	1,092	3,890	3,094
Total operating days	21,336	17,837	78,758	61,244
Average revenue per operating day – United States	$21.56	$18.77	$20.88	$17.48
Average direct operating costs per operating day – United States	$12.34	$10.71	$12.05	$10.49
Average rigs operating – United States	220	182	205	159
Average revenue per operating day – Canada	$29.83	$23.99	$27.38	$21.23
Average direct operating costs per operating day – Canada	$19.36	$15.45	$18.22	$14.71
Average rigs operating – Canada	12	12	11	8
Average revenue per operating day – Total	$21.98	$19.09	$21.20	$17.67
Average direct operating costs per operating day – Total	$12.70	$11.00	$12.35	$10.71
Average rigs operating – Total	232	194	216	168
Capital expenditures	$228,423	$199,842	$784,686	$655,550
Pressure Pumping:
Revenues	$240,849	$156,389	$845,803	$350,608
Direct operating costs (excluding depreciation and amortization)	$164,380	$102,699	$561,398	$235,100
Selling, general and administrative	$4,436	$4,576	$17,686	$12,590
Depreciation and amortization	$20,737	$15,689	$73,279	$40,724
Operating income	$51,296	$33,425	$193,440	$62,194
Fracturing jobs	381	449	1,531	1,527
Other jobs	1,939	1,697	7,010	6,047
Total jobs	2,320	2,146	8,541	7,574
Average revenue per fracturing job	$535.94	$290.39	$467.85	$180.21
Average revenue per other job	$18.91	$15.32	$18.48	$12.47
Total average revenue per job	$103.81	$72.87	$99.03	$46.29
Total average costs per job	$70.85	$47.86	$65.73	$31.04
Capital expenditures	$62,619	$14,722	$198,061	$51,064
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$13,327	$7,735	$44,495	$24,722
Revenues – Natural gas and liquids	$1,554	$1,126	$6,064	$5,703
Revenues – Total	$14,881	$8,861	$50,559	$30,425
Direct operating costs (excluding depletion and impairment)	$3,209	$1,694	$9,615	$7,020
Depletion	$4,259	$2,918	$13,986	$10,158
Impairment of oil and natural gas properties	$132	$3	$2,976	$792
Operating income	$7,281	$4,246	$23,982	$12,455
Capital expenditures	$7,671	$7,165	$22,884	$23,067
Corporate and Other:
Selling, general and administrative	$9,579	$9,512	$40,177	$35,173
Depreciation	$760	$422	$2,726	$1,361
Net gain on asset disposals	$(941)	$(872)	$(4,999)	$(22,812)
Provision for bad debts	$—	$(500)	$—	$(2,000)
Acquisition related expenses	$—	$2,485	$—	$2,485
Capital expenditures	$1,429	$2,682	$5,947	$8,409
Total capital expenditures	$300,142	$224,411	$1,011,578	$738,090
			December 31,	December 31,
Selected Balance Sheet Data (Unaudited):			2011	2010

Cash and cash equivalents			$23,946	$27,612
Current assets			$764,950	$557,410
Current liabilities			$418,712	$315,965
Working capital			$346,238	$241,445

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$87,595	$53,854	$322,413	$116,942
Income tax expense	51,953	36,718	187,938	72,856
Net interest expense	4,362	3,718	15,465	11,098
Depreciation, depletion, amortization and impairment	127,602	93,563	437,279	333,493
Results of discontinued operations:
Income tax benefit	—	(543)	(209)	(543)
Depreciation	—	—	—	166
Impairment of assets held for sale	—	2,155	—	2,155

EBITDA	$271,512	$189,465	$962,886	$536,167

Total revenue	$724,647	$505,678	$2,565,943	$1,462,931
EBITDA margin	37.5%	37.5%	37.5%	36.7%
(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.